Exhibit 10.6

M E M O R A N D U M

TO:	Sasha Quinton

FROM:	Peter Warwick

DATE:	January 9, 2026

SUBJECT:	Offer Letter Addendum - Severance Provision

I am pleased to confirm that the terms of your original Offer Letter dated November 15, 2019 are hereby amended to include the following provision regarding severance eligibility:
"In the event that your employment is terminated without cause, you will be eligible to receive a separation payment equivalent to twenty-four {24) months' salary. "

All other terms and conditions of your original Offer Letter remain unchanged and in full effect, as well as any promotions or compensation adjustments you have received since your original Offer Letter.

Thank you for your continued leadership and commitment to Scholastic.
Warm Regards,

/s/ Peter Warwick

Peter Warwick